FOR IMMEDIATE RELEASE

VLOV, INC. APPOINTS BENNET P. TCHAIKOVSKY
CHIEF FINANCIAL OFFICER

XIAMEN, China, May 3, 2010 -- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) (“VLOV” or the “Company”), a China-based designer of VLOV brand men’s apparel, today announced that it has appointed Bennet P. Tchaikovsky as Chief Financial Officer, effective immediately.  Based in the U.S., Mr. Tchaikovsky will act as part-time CFO for VLOV and serve as one of the Company’s primary contacts for investors.

Mr. Tchaikovsky brings more than 19 years of professional experience to VLOV.  His expertise includes financial management, SEC reporting, U.S. exchange listings, corporate governance, financing transactions and investor relations. For the past three years, Mr. Tchaikovsky has specialized in China-based companies that are publicly traded on U.S. stock exchanges.  During the past year, while serving as CFO, he was instrumental in the uplisting process from the OTC Bulletin Board to the NASDAQ Capital Market for Skystar Bio-Pharmaceutical Company (NASDAQ: SKBI) and China Jo-Jo Drugstores (NASDAQ: CJJDD).  He also assisted in raising over $17 million in gross proceeds for each company through direct offerings.  Mr. Tchaikovsky will continue to serve as part-time CFO for China Jo-Jo Drugstores.

Mr. Tchaikovsky recently resigned his position as CFO of Skystar Bio-Pharmaceutical Company and has worked with China Jo-Jo Drugstores since June 2008, becoming CFO in September 2009.  Previously, he held CFO positions with Innovative Card Technologies, Inc. and Digital Lava, Inc. Mr. Tchaikovsky has also served as a Director and Audit Committee Chairman of Ever-Glory International Group (NYSE AMEX: EVK) and Sino Clean Energy, Inc. (OTC Bulletin Board: SCLX.OB).  He began his career with Coopers & Lybrand, LLP (now PricewaterhouseCoopers, LLP). Mr. Tchaikovsky received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.  He is an actively licensed California Certified Public Accountant and an inactive member of the California State Bar.

“We are pleased to have someone of Mr. Tchaikovsky’s caliber join VLOV,” said Mr. Qingqing Wu, Chairman and CEO of VLOV.  “He has an extensive public company background, as well as experience helping Chinese companies navigate the U.S. financial markets.  We are confident Mr. Tchaikovsky’s expertise will be invaluable and look forward to his contributions as we focus on achieving our financial and strategic goals.”

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand apparel for men ages 15 to 34.  VLOV products are sold through more than 730 points of sale across northern, central and southern China.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions.  The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For further information, please contact:

Christine Greany
HC International, Inc.
858-523-1732
christine.greany@hcinternational.net

Howard Gostfrand
American Capital Ventures, Inc.
305-918-7000
hg@amcapventures.com